Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 33-53542 and 333-137857) of Unit Corporation of our report dated June 30, 2008 relating to the financial statements and supplemental schedule of Unit Corporation Employees’ Thrift Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Tulsa, Oklahoma
June 30, 2008